Exhibit 16.1

January 15, 2013

Securities and Exchange Commission

Washington, D.C.  20549

Ladies and Gentlemen:

We were previously principal accountants for AdvanSource Biomaterials Corporation (herein referred to as “AdvanSource”) and, under the date of July 11, 2012, we reported on the consolidated financial statements of AdvanSource as of and for the year ended March 31, 2012.  On January 11, 2013, we were dismissed.  We have read AdvanSource’s statements included under Item 4.01 of its Form 8-K dated January 15, 2013, and we agree with such statements, except that we are not in a position to agree or disagree with the following statements:

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That, “AdvanSource Biomaterials Corporation (the “Company”), based on the decision of the Audit Committee of its Board of Directors, …recommended and approved, the engagement of Liggett, Vogt & Webb P.A. (“LVW”) to serve as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2013.”

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That, “During the fiscal years ended March 31, 2011 and 2012 and through the date of the Audit Committee’s decision, the Company did not consult LVW with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, or any other matter or reportable events listed in Items 304(a)(2)(i) and (ii) of Regulation S-K.”

Very truly yours,

/s/ Moody, Famiglietti & Andronico, LLP

MFA - Moody, Famiglietti & Andronico, LLP